Exhibit 99.1

        WASTE CONNECTIONS EXPECTS INCREASED SECOND QUARTER INSURANCE COST

    FOLSOM, Calif., July 6 /PRNewswire-FirstCall/ -- Waste Connections, Inc. (NYSE: WCN) today announced that it expects to accrue additional costs for prior year insurance claims of approximately $3.8 million (approximately $2.4 million net of taxes) in the second quarter of 2006. The increase is based on projected losses on open claims determined by our third party administrator and a third party actuarial review of the Company's estimated insurance liability, both of which are updated quarterly.

    Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "We are disappointed in this development as we have a rigorous process in place to review and manage our self-insurance program. The increased cost we have experienced in the quarter is due primarily to developments in certain older claims resulting in significant increases in potential costs above previous actuarially calculated estimates. For example, the estimated potential loss for two older auto claims recently increased from approximately $300,000 to $1.7 million."

    Waste Connections also announced that it expects interest expense in the second quarter to be approximately $1 million (approximately $0.6 million net of taxes) lower than previously expected due to the redemption during the quarter of its $175 million Floating Rate Convertible Subordinated Notes due 2022 (the "Notes"). Notes converted into common stock prior to redemption were not entitled to receive interest accrued from May 1st. The Company paid approximately $175 million in cash and issued 961,175 shares of the Company's common stock in connection with the conversion and redemption.

    Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 22 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com.

    Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business. Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

SOURCE  Waste Connections, Inc.
    -0-                             07/06/2006
    /CONTACT: Worthing Jackman of Waste Connections, Inc., +1-916-608-8266, or worthingj@wasteconnections.com/
    /Web site:  http://www.wcnx.org/